EXHIBIT 99.2

DARLING INTERNATIONAL INC. ANNOUNCES
RECORD THIRD QUARTER 2007 RESULTS

Irving, Texas , November 8, 2007:  Darling International Inc. (NYSE:  DAR) today reported sales and results of operations for the third quarter and nine months ended September 29, 2007.

For the third quarter of 2007, the Company reported net sales of $171.8 million as compared to $115.2 million for the third quarter of 2006.  Higher finished product prices and increased raw material volume accounted for the majority of the $56.6 million increase.

Net income for the third quarter of 2007 increased to $12.1 million, or $0.15 per share, as compared to $1.8 million, or $0.02 per share, for the 2006 comparable period.  The $10.3 million increase in net income for the third quarter resulted primarily from significantly higher prices for finished products.

Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “We are very pleased with Darling’s record third quarter results as we continue to build on the strong momentum of the first two quarters of 2007.  Our results were primarily driven by a favorable operating environment, including improved finished product prices and strong raw material volumes.  Additionally, we continued to benefit from the resulting synergies from the National By-Products acquisition.  Looking ahead, we believe Darling is well-positioned for the remainder of 2007.”

-MORE-

For the nine months ended September 29, 2007, the Company reported net sales of $469.9 million as compared to $278.9 million for the 2006 comparable period.  The $191.0 million increase in sales is primarily attributable to the Company’s acquisition of substantially all of the assets of National By-Products on May 15, 2006, and improved prices for finished products.

For the nine months ended September 29, 2007, the Company reported net income of $31.2 million, or $0.38 per share, as compared to a net loss of $(1.0) million, or $(0.01) per share for the 2006 comparable period.  The $32.1 million increase in net income for the nine months ended September 29, 2007, resulted primarily from:  (i) higher finished product prices;  (ii) resulting synergies of the integration of National By-Products; and (iii) a $2.2 million gain on the closing of a transaction for sale of a judgment against a service provider; which were partially offset by the 2006 impact of $4.5 million in charges related to prepayment fees and write-off of deferred loan costs in connection with termination of the Company’s previous subordinated debt and senior credit facility, and a $1.2 million charge related to a mass termination withdrawal liability arising from a multi-employer pension plan termination in June 2007.

Darling International will host a conference call to discuss the Company's third quarter 2007 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, November 9, 2007.  To listen to the conference call, participants calling from within North America should dial 888-200-4690; international participants should dial 973-935-8767.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

-MORE-

    The call will also be available as a live audio web cast that can be accessed on the Company website at http://www.darlingii.com/investors/investors.asp or http://www.earnings.com.  Following its completion, a replay of the call can be accessed until November 23, 2007 by dialing 877-519-4471, or 973-341-3080 outside of North America.  The access code for the replay is 9420512.   The conference call will also be archived on the Company's website for seven days

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States.  The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides.  These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For more information, please visit http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, " , "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets and in global demands for grain and oilseed commodities and biofuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

-MORE-

Darling International Inc.
Consolidated Operating Results
For the Periods Ended September 29, 2007 and September 30, 2006
(Dollars in thousands, except per share amounts)
(Unaudited)

Three Months Ended	Nine Months Ended

	Sept. 29, 2007	Sept. 30, 2006	$ Change Favorable/ (Unfavorable)	Sept. 29, 2007	Sept. 30, 2006	$ Change Favorable/ (Unfavorable)
Net sales	$171,831	$115,229	$ 56,602	$469,868	$278,860	$191,008
Costs and expenses:
Cost of sales and operating expenses	130,889	92,761	(38,128)	356,058	222,273	(133,785)
Selling, general and administrative expenses	14,285	12,424	(1,861)	41,161	33,928	(7,233)
Depreciation and amortization	5,647	5,682	35	17,186	14,864	(2,322)
Total costs and expenses	150,821	110,867	(39,954)	414,405	271,065	(143,340)
Operating income	21,010	4,362	16,648	55,463	7,795	47,668
Other income/(expense):
Interest expense	(1,166)	(2,022)	856	(4,125)	(5,324)	1,199
Other, net	(105)	138	(243)	(636)	(4,391)	3,755
Total other income/(expense)	(1,271)	(1,884)	613	(4,761)	(9,715)	4,954
Income/(loss) from continuing operations before income taxes	19,739	2,478	17,261	50,702	(1,920)	52,622
Income taxes (expense)/benefit	(7,639)	(677)	(6,962)	(19,540)	938	(20,478)
Net income/(loss)	$ 12,100	$ 1,801	$ 10,299	$ 31,162	$ (982)	$ 32,144
Basic income/(loss) per share Diluted income/(loss) per share	$ 0.15 $ 0.15	$ 0.02 $ 0.02	$ 0.13 $ 0.13	$ 0.39 $ 0.38	$ (0.01) $ (0.01)	$ 0.40 $ 0.39

# # #

         FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                              251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                              Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                Phone: 972-717-0300